HEI Exhibit 99

May 9, 2011

Contact:	Shelee M.T. Kimura
	Manager, Investor Relations &	Telephone: (808) 543-7384
	Strategic Planning	E-mail: skimura@hei.com

HEI REPORTS FIRST QUARTER 2011 EARNINGS & DECLARES DIVIDEND

Diluted Earnings Per Share $0.30 in 1Q 2011 vs $0.29 in 1Q 2010

Sales Decoupling Implemented at Largest Utility

Bank Continues Strong Performance

Board of Directors Declares Dividend of $0.31 Per Share

HONOLULU — Hawaiian Electric Industries, Inc. (NYSE - HE) (HEI) today reported consolidated net income for common stock for the first quarter of 2011 was $28.5 million, or $0.30 diluted EPS, compared to $27.1 million, or $0.29 diluted EPS for the first quarter of 2010.

“This was a solid quarter for HEI.  We achieved another significant milestone in the implementation of our new regulatory model at our largest utility, advanced several clean energy projects, and delivered continued strong performance at the bank,” said Constance H. Lau, HEI president and chief executive officer.

“At the utility, although earnings and returns on equity remain depressed pending the outcome of the Oahu 2011 rate case and other regulatory proceedings, we are pleased that we were able to implement sales decoupling for HECO Oahu to further align our financial business model with our state’s public policy to promote energy efficiency and conservation.  At the bank, we are pleased to report another quarter of solid performance with a return on assets of 1.15%, net interest margin of 4.16%, lower credit costs, and loan growth for the second consecutive quarter,” added Lau.

UTILITY NET INCOME SLIGHTLY HIGHER ON WEATHER

Electric utility net income for the first quarter of 2011 was $19.2 million compared to $18.1 million in the first quarter of 2010.  The $1.1 million net income improvement resulted primarily from (on an after-tax basis):

•                  Approximately $4 million of higher kilowatthour sales, largely due to warmer and more humid weather; and

•                  $3 million of rate relief granted in our 2010 Hawaii Island and Maui County rate cases and the 2009 Oahu rate case.

These were partially offset by:

•                  $4 million higher operations and maintenance (O&M) expenses(1); and

•                  $1 million lower allowance for funds used during construction as a result of projects put into service in 2010.

Our Hawaii Island and Maui County utilities will continue to be impacted by changes in sales levels as they await decoupling implementation.  Kilowatthour sales were up 0.4% and 2.0% for our Hawaii Island and Maui County utilities, respectively, in the first quarter.

For our Oahu utility, kilowatthour sales for the first two months of 2011 were 3.2% higher than the same period last year.  Subsequently, sales decoupling became effective on March 1, 2011 and starting from that date, actual kilowatthour sales are no longer a net income driver.

O&M expenses(1) (pretax) were up 8% over the same quarter last year.  This increase resulted primarily from higher emission fees (fees were waived in 2010), and higher vegetation and substation maintenance expenses.  This level of increase is consistent with our guidance for a 7% annual increase in 2011.

BANK MAINTAINS PROFITABILITY AND LOWER COST STRUCTURE AND RESULTS REFLECT LOWER CREDIT COSTS

Bank net income for the first quarter of 2011 was $13.9 million compared to $13.7 million for the same quarter last year and $13.3 million in the fourth quarter of 2010.

(1)   Excludes demand-side management (DSM) program costs.  DSM program costs were $2 million in the first quarter of 2011 compared to $1 million in the first quarter of 2010.  DSM program costs are recovered through a surcharge.

The bank was able to hold first quarter 2011 net income essentially flat with the same quarter last year as lower expenses offset lower revenues.  The major variances over the same quarter last year were (on an after-tax basis):

•                  $2 million reduction in noninterest expense derived from the completion of the performance improvement project; offset by

•                  $1 million reduction in noninterest income due to lower fees as a result of regulatory changes related to overdraft fees which became effective in the third quarter of 2010; and

•                  $1 million reduction in net interest income due to lower yields and lower earning asset balances largely in the residential loan portfolio.

The $0.6 million increase in first quarter 2011 net income compared to the fourth quarter of 2010 was primarily due to (on an after-tax basis):  $2 million lower provision for loan losses partially offset by $1 million lower noninterest income.

Net interest margin was 4.16% in the first quarter of 2011, down slightly from 4.18% in the first quarter of 2010 and 4.21% in the fourth quarter 2010.  The decline in net interest margin from the fourth quarter 2010 to the first quarter 2011 was predominantly attributable to lower deferred loan fees recognized in the first quarter 2011 because of declining mortgage prepayments.  However, earning assets increased by approximately $60 million in the quarter and reflected the second consecutive quarter of loan growth.

Provision for loan losses (pretax) improved to $4.6 million in the first quarter of 2011 compared to $5.4 million in the first quarter of 2010 and $8.6 million in the fourth quarter of 2010.  The decline in the provision from fourth quarter 2010 was primarily due to the fourth quarter’s provision including a $1.2 million charge-off of one commercial loan and a $1.4 million one-time adjustment to enhance our reserve methodology for the declining portfolio of residential lot loans.  The majority of the provision in the first quarter 2011 reflected net charge-offs in the following loan categories:  the neighbor island and mainland residential loans and vacant lot loans.  We continue to expect provision to be in the range of $15 to $20 million for the year.

The first quarter 2011 net charge-off ratio remains low and declined further to 0.49%, from the 0.62% in the first quarter last year and from 0.72% reported last quarter.

Noninterest expense (pretax) for the first quarter 2011 of $35.1 million was down from the $38.0 million in the first quarter of 2010 and flat compared to the fourth quarter of 2010 as the bank continued to maintain the savings and efficiencies it achieved from the performance improvement project.

The bank remains strongly capitalized with a Tier 1 leverage ratio of 9.1% and total risk-based capital ratio of 13.5% as of the end of the first quarter of 2011.

HOLDING AND OTHER COMPANIES

The holding and other companies’ net losses were $4.6 million in the first quarter of 2011, which was relatively flat compared to $4.7 million in the first quarter of 2010.

BOARD DECLARES QUARTERLY DIVIDEND

On May 9, 2011, the board of directors of HEI maintained the regular quarterly cash dividend of 31 cents per share, payable on June 14, 2011, to shareholders of record at the close of business on May 20, 2011 (ex-dividend date is May 18, 2011).  The dividend is equivalent to an annual rate of $1.24 per share.

Dividends have been paid continuously since 1901.  At the indicated annual dividend rate and the closing share price on May 6, 2011 of $26.00, HEI’s yield is 4.8%.

WEBCAST AND TELECONFERENCE

Hawaiian Electric Industries, Inc. will conduct a webcast and teleconference call to review its first quarter 2011 earnings on Tuesday, May 10, 2011, at 7:00 a.m. Hawaii time (1:00 p.m. Eastern time).  The event can be accessed through HEI’s website at www.hei.com or by dialing (866) 202-3048, passcode:  29544086 for the teleconference call.  HEI and Hawaiian Electric Company, Inc. (HECO) intend to continue to use HEI’s website, www.hei.com, as a means of disclosing additional information.  Such disclosures will be included on HEI’s website in the Investor Relations section.  Accordingly, investors should routinely monitor such portions of HEI’s website, in addition to following HEI’s, HECO’s and ASB’s press releases, SEC filings and public conference calls and webcasts.  Investors may also wish to refer to the Public Utilities Commission of the State of Hawaii (PUC) website at dms.puc.hawaii.gov/dms in order to review documents filed with and issued by the PUC.

An online replay of the webcast will be available at the same website beginning about two hours after the event.  Replays of the teleconference call will also be available approximately two hours after the event through May 24, 2011, by dialing (888) 286-8010, passcode: 72028574.

HEI supplies power to over 400,000 customers or 95% of Hawaii’s population through its electric utilities, HECO, Hawaii Electric Light Company, Inc. and Maui Electric Company, Limited and provides a wide array of banking and other financial services to consumers and businesses through ASB, one of Hawaii’s largest financial institutions.

FORWARD-LOOKING STATEMENTS

This release may contain “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as expects, anticipates, intends, plans, believes, predicts, estimates or similar expressions.  In addition, any statements concerning future financial performance (including future revenues, expenses, earnings or losses or growth rates), ongoing business strategies or prospects or possible future actions, which may be provided by management, are also forward-looking statements.  Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and assumptions about HEI and its subsidiaries, the performance of the industries in which they do business and economic and market factors, among other things.  These forward-looking statements are not guarantees of future performance.

Forward-looking statements in this release should be read in conjunction with the “Forward-Looking Statements” discussion (which is incorporated by reference herein) set forth on pages v and vi of HEI’s Annual Report on Form 10-K for the year ended December 31, 2010, and in HEI’s future periodic reports that discuss important factors that could cause HEI’s results to differ materially from those anticipated in such statements.  Forward-looking statements speak only as of the date of this release.

###

Hawaiian Electric Industries, Inc. (HEI) and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three months ended
	March 31,
(in thousands, except per share amounts)	2011	2010
Revenues
Electric utility	$645,335	$548,111
Bank	65,313	70,914
Other	(15)	15
	710,633	619,040
Expenses
Electric utility	600,127	505,502
Bank	43,559	49,143
Other	3,572	3,688
	647,258	558,333
Operating income (loss)
Electric utility	45,208	42,609
Bank	21,754	21,771
Other	(3,587)	(3,673)
	63,375	60,707
Interest expense—other than on deposit liabilities and other bank borrowings	(20,140)	(20,381)
Allowance for borrowed funds used during construction	520	779
Allowance for equity funds used during construction	1,244	1,773
Income before income taxes	44,999	42,878
Income taxes	16,064	15,279
Net income	28,935	27,599
Preferred stock dividends of subsidiaries	473	473
Net income for common stock	$28,462	$27,126
Basic earnings per common share	$0.30	$0.29
Diluted earnings per common share	$0.30	$0.29
Dividends per common share	$0.31	$0.31
Weighted-average number of common shares outstanding	94,817	92,572
Adjusted weighted-average shares	95,182	92,848
Income (loss) by segment
Electric utility	$19,189	$18,052
Bank	13,851	13,736
Other	(4,578)	(4,662)
Net income for common stock	$28,462	$27,126

This information should be read in conjunction with the consolidated financial statements and the notes thereto incorporated by reference and included in HEI’s Annual Report on SEC Form 10-K for the year ended December 31, 2010 and the consolidated financial statements and the notes thereto in HEI’s Quarterly Report on SEC Form 10-Q for the quarter ended March 31, 2011 (when filed). Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.

Hawaiian Electric Industries, Inc. (HEI) and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,	December 31,
(dollars in thousands)	2011	2010

Assets
Cash and cash equivalents	$316,254	$330,651
Accounts receivable and unbilled revenues, net	286,876	266,996
Available-for-sale investment and mortgage-related securities	670,949	678,152
Investment in stock of Federal Home Loan Bank of Seattle	97,764	97,764
Loans receivable held for investment, net	3,549,750	3,489,880
Loans held for sale, at lower of cost or fair value	4,308	7,849
Property, plant and equipment, net of accumulated depreciation of $2,032,500 in 2011 and $2,037,598 in 2010	3,175,375	3,165,918
Regulatory assets	481,812	478,330
Other	462,258	487,614
Goodwill	82,190	82,190
Total assets	$9,127,536	$9,085,344
Liabilities and shareholders’ equity
Liabilities
Accounts payable	$162,748	$202,446
Interest and dividends payable	27,496	27,814
Deposit liabilities	4,035,255	3,975,372
Short-term borrowings—other than bank	—	24,923
Other bank borrowings	244,674	237,319
Long-term debt, net—other than bank	1,439,974	1,364,942
Deferred income taxes	291,470	278,958
Regulatory liabilities	304,375	296,797
Contributions in aid of construction	338,070	335,364
Other	752,630	823,479
Total liabilities	7,596,692	7,567,414

Preferred stock of subsidiaries - not subject to mandatory redemption	34,293	34,293

Shareholders’ equity
Preferred stock, no par value, authorized 10,000,000 shares; issued: none	—	—
Common stock, no par value, authorized 200,000,000 shares; issued and outstanding: 95,288,966 share in 2011 and 94,690,932 shares in 2010	1,329,901	1,314,199
Retained earnings	180,960	181,910
Accumulated other comprehensive loss, net of tax benefits	(14,310)	(12,472)
Total shareholders’ equity	1,496,551	1,483,637
Total liabilities and shareholders’ equity	$9,127,536	$9,085,344

This information should be read in conjunction with the consolidated financial statements and the notes thereto incorporated by reference and included in HEI’s Annual Report on SEC Form 10-K for the year ended December 31, 2010 and the consolidated financial statements and the notes thereto in HEI’s Quarterly Report on SEC Form 10-Q for the quarter ended March 31, 2011 (when filed). Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.

Hawaiian Electric Industries, Inc. (HEI) and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

Three months ended March 31	2011	2010
(in thousands)
Cash flows from operating activities
Net income	$28,935	$27,599
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation of property, plant and equipment	37,708	39,798
Other amortization	2,354	1,565
Provision for loan losses	4,550	5,359
Loans receivable originated and purchased, held for sale	(35,015)	(78,685)
Proceeds from sale of loans receivable, held for sale	43,048	82,814
Changes in deferred income taxes	16,687	(129)
Changes in excess tax benefits from share-based payment arrangements	(22)	(43)
Allowance for equity funds used during construction	(1,244)	(1,773)
Increase (decrease) in cash overdraft	(2,688)	681
Changes in assets and liabilities
Decrease (increase) in accounts receivable and unbilled revenues, net	(19,880)	7,231
Increase in fuel oil stock	(3,513)	(26,506)
Increase (decrease) in accounts, interest and dividends payable	(40,016)	2,155
Changes in prepaid and accrued income taxes and utility revenue taxes	(1,594)	(48,689)
Changes in other assets and liabilities	(42,544)	(1,508)
Net cash provided by (used in) operating activities	(13,234)	9,869
Cash flows from investing activities
Available-for-sale investment and mortgage-related securities purchased	(109,307)	(170,385)
Principal repayments on available-for-sale investment and mortgage-related securities	114,529	48,338
Net decrease (increase) in loans held for investment	(70,269)	38,072
Proceeds from sale of real estate acquired in settlement of loans	1,253	1,279
Capital expenditures	(38,491)	(34,816)
Contributions in aid of construction	5,749	3,729
Other	145	—
Net cash used in investing activities	(96,391)	(113,783)
Cash flows from financing activities
Net increase (decrease) in deposit liabilities	59,883	(50,369)
Net increase (decrease) in short-term borrowings with original maturities of three months or less	(24,923)	18,249
Net increase (decrease) in retail repurchase agreements	7,368	(3,461)
Proceeds from issuance of long-term debt	125,000	—
Repayment of long-term debt	(50,000)	—
Changes in excess tax benefits from share-based payment arrangements	22	43
Net proceeds from issuance of common stock	5,674	5,557
Common stock dividends	(23,593)	(23,048)
Preferred stock dividends of subsidiaries	(473)	(473)
Other	(3,730)	(4,474)
Net cash provided by (used in) financing activities	95,228	(57,976)
Net decrease in cash and cash equivalents	(14,397)	(161,890)
Cash and cash equivalents, beginning of period	330,651	503,922
Cash and cash equivalents, end of period	$316,254	$342,032

This information should be read in conjunction with the consolidated financial statements and the notes thereto incorporated by reference and included in HEI’s Annual Report on SEC Form 10-K for the year ended December 31, 2010 and the consolidated financial statements and the notes thereto in HEI’s Quarterly Report on SEC Form 10-Q for the quarter ended March 31, 2011 (when filed). Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.

Hawaiian Electric Company, Inc. (HECO) and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three months ended March 31,
(dollars in thousands, except per barrel amounts)	2011	2010

Operating revenues	$644,301	$546,712

Operating expenses
Fuel oil	260,860	211,752
Purchased power	147,958	116,782
Other operation	65,531	59,244
Maintenance	29,196	27,053
Depreciation	36,432	38,642
Taxes, other than income taxes	59,995	51,791
Income taxes	11,610	11,041
	611,582	516,305
Operating income	32,719	30,407

Other income
Allowance for equity funds used during construction	1,244	1,773
Other, net	910	1,241
	2,154	3,014
Interest and other charges
Interest on long-term debt	14,383	14,383
Amortization of net bond premium and expense	783	667
Other interest charges	539	599
Allowance for borrowed funds used during construction	(520)	(779)
	15,185	14,870
Net income	19,688	18,551
Preferred stock dividends of subsidiaries	229	229
Net income attributable to HECO	19,459	18,322
Preferred stock dividends of HECO	270	270
Net income for common stock	$19,189	$18,052

OTHER ELECTRIC UTILITY INFORMATION
Kilowatthour sales (millions)	2,350	2,273
Wet-bulb temperature (Oahu average; degrees Fahrenheit)	67.1	65.7
Cooling degree days (Oahu)	920	857
Average fuel oil cost per barrel	$101.03	$81.95
Customer accounts (end of period)	445,151	443,294

	Twelve months ended
Return on average common equity	March 31, 2011
(rate-making, simple average method)	Allowed %(1)	Actual %
HECO	10.00	5.63
HELCO	10.50	7.26
MECO	10.50	5.59

(1)          Based on the decisions applicable to rates in effect on March 31, 2011 (interim decisions for HELCO and MECO; final decision for HECO, which reflects the approval of decoupling and other cost-recovery mechanisms). MECO’s interim rates became effective in August 2010. HELCO’s interim rates became effective in January 2011. HECO’s interim rates are expected to become effective in summer 2011.

This information should be read in conjunction with the consolidated financial statements and the notes thereto incorporated by reference in HECO’s Annual Report on SEC Form 10-K for the year ended December 31, 2010 and the consolidated financial statements and the notes thereto in HECO’s Quarterly Report on SEC Form 10-Q for the quarter ended March 31, 2011 (when filed). Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.

Hawaiian Electric Company, Inc. (HECO) and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,	December 31,
(in thousands, except share data)	2011	2010
Assets
Utility plant, at cost
Land	$51,440	$51,364
Plant and equipment	4,909,393	4,896,974
Less accumulated depreciation	(1,946,072)	(1,941,059)
Construction in progress	104,300	101,562
Net utility plant	3,119,061	3,108,841
Current assets
Cash and cash equivalents	45,354	122,936
Customer accounts receivable, net	149,486	138,171
Accrued unbilled revenues, net	113,786	104,384
Other accounts receivable, net	9,332	9,376
Fuel oil stock, at average cost	156,218	152,705
Materials and supplies, at average cost	37,782	36,717
Prepayments and other	18,931	55,216
Regulatory assets	8,320	7,349
Total current assets	539,209	626,854
Other long-term assets
Regulatory assets	473,492	470,981
Unamortized debt expense	13,583	14,030
Other	66,215	64,974
Total other long-term assets	553,290	549,985
Total assets	$4,211,560	$4,285,680
Capitalization and liabilities
Capitalization
Common stock, $6 2/3 par value, authorized 50,000,000 shares; outstanding 13,830,823 shares	$92,224	$92,224
Premium on capital stock	389,609	389,609
Retained earnings	856,405	854,856
Accumulated other comprehensive income, net of income taxes	736	709
Common stock equity	1,338,974	1,337,398
Cumulative preferred stock — not subject to mandatory redemption	34,293	34,293
Long-term debt, net	1,057,974	1,057,942
Total capitalization	2,431,241	2,429,633
Current liabilities
Accounts payable	137,956	178,959
Interest and preferred dividends payable	20,476	20,603
Taxes accrued	146,136	175,960
Other	50,078	56,354
Total current liabilities	354,646	431,876
Deferred credits and other liabilities
Deferred income taxes	281,422	269,286
Regulatory liabilities	304,375	296,797
Unamortized tax credits	59,454	58,810
Retirement benefits liability	333,518	355,844
Other	108,834	108,070
Total deferred credits and other liabilities	1,087,603	1,088,807
Contributions in aid of construction	338,070	335,364
Total capitalization and liabilities	$4,211,560	$4,285,680

This information should be read in conjunction with the consolidated financial statements and the notes thereto incorporated by reference in HECO’s Annual Report on SEC Form 10-K for the year ended December 31, 2010 and the consolidated financial statements and the notes thereto in HECO’s Quarterly Report on SEC Form 10-Q for the quarter ended March 31, 2011 (when filed). Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.

Hawaiian Electric Company, Inc. (HECO) and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

Three months ended March 31	2011	2010
(in thousands)

Cash flows from operating activities
Net income	$19,688	$18,551
Adjustments to reconcile net income to net cash used in operating activities
Depreciation of property, plant and equipment	36,432	38,642
Other amortization	2,288	2,097
Changes in deferred income taxes	13,521	(1,834)
Changes in tax credits, net	755	776
Allowance for equity funds used during construction	(1,244)	(1,773)
Increase (decrease) in cash overdraft	(2,688)	681
Changes in assets and liabilities
Decrease (increase) in accounts receivable	(11,271)	7,328
Increase in accrued unbilled revenues	(9,402)	(486)
Increase in fuel oil stock	(3,513)	(26,506)
Increase in materials and supplies	(1,065)	(1,248)
Increase in regulatory assets	(7,872)	(1,143)
Increase (decrease) in accounts payable	(42,123)	3,175
Changes in prepaid and accrued income taxes and utility revenue taxes	240	(51,243)
Changes in other assets and liabilities	(21,378)	3,276
Net cash used in operating activities	(27,632)	(9,707)
Cash flows from investing activities
Capital expenditures	(37,556)	(34,189)
Contributions in aid of construction	5,749	3,729
Net cash used in investing activities	(31,807)	(30,460)
Cash flows from financing activities
Common stock dividends	(17,640)	(15,150)
Preferred stock dividends of HECO and subsidiaries	(499)	(499)
Net increase in short-term borrowings from nonaffiliates and affiliate with original maturities of three months or less	—	13,748
Other	(4)	—
Net cash used in financing activities	(18,143)	(1,901)
Net decrease in cash and cash equivalents	(77,582)	(42,068)
Cash and cash equivalents, beginning of the period	122,936	73,578
Cash and cash equivalents, end of period	$45,354	$31,510

This information should be read in conjunction with the consolidated financial statements and the notes thereto incorporated by reference in HECO’s Annual Report on SEC Form 10-K for the year ended December 31, 2010 and the consolidated financial statements and the notes thereto in HECO’s Quarterly Report on SEC Form 10-Q for the quarter ended March 31, 2011 (when filed). Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.

American Savings Bank, F.S.B. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME DATA

(Unaudited)

	Three months ended
	March 31,	December 31,	March 31,
(in thousands)	2011	2010	2010
Interest and dividend income
Interest and fees on loans	$46,097	$46,898	$49,745
Interest and dividends on investment and mortgage-related securities	3,769	4,131	3,317
	49,866	51,029	53,062
Interest expense
Interest on deposit liabilities	2,593	3,031	4,423
Interest on other borrowings	1,367	1,395	1,426
	3,960	4,426	5,849
Net interest income	45,906	46,603	47,213
Provision for loan losses	4,550	8,584	5,359
Net interest income after provision for loan losses	41,356	38,019	41,854
Noninterest income
Fees from other financial services	6,946	7,436	6,414
Fee income on deposit liabilities	4,449	4,849	7,520
Fee income on other financial products	1,673	1,530	1,525
Other income	2,379	3,874	2,393
	15,447	17,689	17,852
Noninterest expense
Compensation and employee benefits	17,505	16,999	17,402
Occupancy	4,240	3,931	4,225
Data processing	1,970	2,292	4,338
Services	1,771	1,477	1,728
Equipment	1,657	1,671	1,709
Other expense	7,933	8,668	8,568
	35,076	35,038	37,970
Income before income taxes	21,727	20,670	21,736
Income taxes	7,876	7,374	8,000
Net income	$13,851	$13,296	$13,736

OTHER BANK INFORMATION (%)
Return on average assets	1.15	1.10	1.12
Return on average equity	11.20	10.59	11.02
Net interest margin	4.16	4.21	4.18
Net charge-offs to average loans outstanding (annualized)	0.49	0.72	0.62
Efficiency ratio	57	54	58

As of period end
Nonperforming assets to loans outstanding and real estate owned **	1.82	1.77	2.13
Allowance for loan losses to loans outstanding	1.14	1.15	1.13
Tier-1 leverage ratio	9.1	9.2	9.1
Total risk-based capital ratio	13.5	13.9	14.0
Tangible common equity to total assets	8.4	8.6	8.6

**  Regulatory basis

This information should be read in conjunction with the consolidated financial statements and the notes thereto incorporated by reference and included in HEI’s Annual Report on SEC Form 10-K for the year ended December 31, 2010 and the consolidated financial statements and the notes thereto in HEI’s Quarterly Report on SEC Form 10-Q for the quarter ended March 31, 2011 (when filed). Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.

American Savings Bank, F.S.B. and Subsidiaries

CONSOLIDATED BALANCE SHEETS DATA

(Unaudited)

	March 31,	December 31,
(in thousands)	2011	2010

Assets
Cash and cash equivalents	$220,066	$204,397
Federal funds sold	374	1,721
Available-for-sale investment and mortgage-related securities	670,949	678,152
Investment in stock of Federal Home Loan Bank of Seattle	97,764	97,764
Loans receivable held for investment, net	3,549,750	3,489,880
Loans held for sale, lower of cost or fair value	4,308	7,849
Other	232,865	234,806
Goodwill	82,190	82,190
Total assets	$4,858,266	$4,796,759

Liabilities and shareholder’s equity
Deposit liabilities—noninterest-bearing	$907,444	$865,642
Deposit liabilities—interest-bearing	3,127,811	3,109,730
Other borrowings	244,674	237,319
Other	87,030	90,683
Total liabilities	4,366,959	4,303,374

Common stock	330,898	330,562
Retained earnings	168,962	169,111
Accumulated other comprehensive loss, net of tax benefits	(8,553)	(6,288)
Total shareholder’s equity	491,307	493,385
Total liabilities and shareholder’s equity	$4,858,266	$4,796,759

This information should be read in conjunction with the consolidated financial statements and the notes thereto incorporated by reference and included in HEI’s Annual Report on SEC Form 10-K for the year ended December 31, 2010 and the consolidated financial statements and the notes thereto in HEI’s Quarterly Report on SEC Form 10-Q for the quarter ended March 31, 2011 (when filed). Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.